Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Dennis Waite	Leslie Loyet	Tim Grace
VP & CFO	General Inquiries	Analyst Inquiries	Media Inquiries
(605) 336-2750	(708) 246-6265	(312) 640-6672	(312) 640-6741

SIC Codes: 3672, 3081, 3829

FOR IMMEDIATE RELEASE
THURSDAY, MAY 19, 2005

RAVEN INDUSTRIES REPORTS
RECORD SALES AND EARNINGS IN FIRST QUARTER

SIOUX FALLS, SD—May 19, 2005—Raven Industries, Inc. (RAVN: NasdaqNM) reported today that net income for its fiscal first quarter ended April 30, 2005, climbed 32 percent to a record $7.2 million, or 39 cents per share, from the year-ago’s 29 cents, making it the best quarter in the 49-year history of Raven.

“Except in our Aerostar segment, where we anticipated some decline, both the topline and operating income of our other three core businesses were very strong in this first quarter,” noted Raven President and CEO Ronald M. Moquist. “Our first quarter was particularly bolstered by our Engineered Films Division.” This segment generated an increase of 55 percent in sales and 38 percent in operating income by focusing on selling out productive capacity. “Our Autoboom product line, acquired in February from Montgomery Industries, is performing well, benefiting our Flow Controls Division, and we are seeing a nice turnaround in Electronic Systems.” Overall, sales for the first quarter climbed 32 percent to $50.7 million.

Segment Performance

Engineered Films Division (EFD) operating income climbed 38 percent to $4.1 million from $3.0 million a year ago. This division increased sales 55 percent to $16.1 million from $10.4 million in the year-earlier period. Shipments included residual demand for disaster film, while the division also saw significant growth in demand for pit liners for oil exploration. Higher product pricing offset some of the increases in raw material costs, but gross margins still declined from 33.7 percent to 30.2 percent of sales.

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Raven’s Flow Controls Division (FCD) “is off to a good start for the year,” Moquist said, with first-quarter sales increasing 22 percent to $16.1 million from $13.2 million. Operating income was up 15 percent to $5.9 million from $5.1 million last year. Sales of the division’s newly acquired automatic boom height control system, called Autoboom, were strong, reaching more than $1 million. The executive noted, however, that the first quarter is the seasonal peak for the year for Flow Controls and that the acquisition may make that seasonality more pronounced. FCD saw steady ongoing demand for its ag products, including SmarTrax, its GPS-based automatic steering system. Operating profit margins reflect higher spending for the division’s continuing investment in its research, product development and Precision Agriculture marketing initiatives.

The Electronic Systems Division (ESD) enjoyed a “nice recovery” in sales, which were up 47 percent to $13.3 million from a depressed $9.1 million a year earlier. Operating profits climbed to $2.1 million from $702,000 in the year-ago period. CEO Moquist said that Raven delivered a lower percentage of startup products and had improved operating efficiencies and throughput in the latest quarter.

Aerostar “was in line with expectations,” with sales declining nine percent to $5.2 million from $5.7 million while operating income fell to $937,000 vs. the $1.2 million reported a year earlier. A much lower level of shipments of cargo parachutes was primarily the cause of lower revenues. There was, however, an increase in shipments of high-altitude research balloons during the first quarter. At this point, Aerostar no longer expects to receive follow-on parachute orders from the US Army for delivery in the current fiscal year. “The Army is not moving forward as quickly as we originally expected,” Moquist explained, “but we believe our bids will be competitive and orders under long-term contracts will be issued for fiscal 2007 delivery.”

Outlook

Moquist said that at this early date he sees upcoming second quarter results modestly ahead of year-earlier sales and earnings, with the increases reaching double-digit levels. He added, “We see opportunities to replace the high level of disaster film shipped in the third and fourth quarters last year and anticipate a solid second half and another record year for both profits and sales.”

Balance Sheet Strength

The company’s balance sheet remains strong, with over $4 million in cash and investments. Cash balances are down $15 million from one year earlier due primarily to the special dividend of $11.3 million paid in May 2004 and the February 2005 acquisition of Montgomery Industries. Seasonal short-term borrowings of $4.5 million were required during the quarter, but were repaid by April 30.

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First-quarter cash flow from operating activities declined from $2.5 million last year to $1.3 million due to higher working capital requirements. Cash used for investing activities and dividends were also significantly higher. “The first quarter dividend increased from 5.5 to 7 cents per share, a 27 percent increase,” Moquist noted.

Conference Call Information

Raven has scheduled a conference call today at 2:00 p.m. Central Time to discuss its fiscal first quarter 2006 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.

About Raven Industries, Inc.

Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.

Forward-Looking Statements

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this Press Release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward-looking. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

On the Internet, information is available at www.ravenind.com, the company’s website.

FINANCIAL TABLES FOLLOW...

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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2005	2004	Change
Net sales	$50,704	$38,408	32%
Cost of goods sold	35,543	26,730

Gross profit	15,161	11,678	30%
Selling, general, and administrative expenses	4,025	3,227

Operating income	11,136	8,451	32%
Other (income) expense, net	38	(24)

Income before income taxes	11,098	8,475	31%
Income taxes	3,941	3,060

Net income	$7,157	$5,415	32%

Net income per common share:
-basic	$0.40	$0.30	33%
-diluted	$0.39	$0.29	34%
Weighted average common shares outstanding:
-basic	18,033	18,077
-diluted	18,292	18,428

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2005	2004	Change
Net Sales:
Flow Controls	$16,089	$13,197	22%
Engineered Films	16,092	10,413	55%
Electronic Systems	13,321	9,082	47%
Aerostar	5,202	5,716	(9)%

Total Company	$50,704	$38,408	32%

Operating Income (Loss):
Flow Controls	$5,869	$5,111	15%
Engineered Films	4,119	2,986	38%
Electronic Systems	2,090	702	198%
Aerostar	937	1,228	(24)%

Total Segment Income	13,015	10,027
Corporate Expenses	(1,879)	(1,576)	(19)%

Total Company	$11,136	$8,451	32%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30,	January 31,	April 30,
	2005	2005	2004
ASSETS
Cash, cash equivalents and short-term investments	$4,148	$9,619	$19,282
Accounts receivable, net	29,206	25,370	22,007
Inventories	23,209	23,315	18,538
Prepaid expenses and other current assets	4,003	3,288	2,463

Total current assets	60,566	61,592	62,290
Property, plant and equipment, net	21,442	19,964	15,712
Other assets, net	9,749	6,953	7,720

	$91,757	$88,509	$85,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$39	$57	$72
Accounts payable	6,252	10,322	4,470
Dividends payable	—	—	11,327
Accrued and other liabilities	12,243	10,571	8,961

Total current liabilities	18,534	20,950	24,830
Long-term debt, less current portion	—	—	39
Other liabilities	1,435	1,477	1,218
Stockholders’ equity	71,788	66,082	59,635

	$91,757	$88,509	$85,722

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30,
	2005	2004
Cash flows from operating activities
Net income	$7,157	$5,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,139	1,026
Deferred income taxes	(111)	5
Other operating activities, net	(6,922)	(3,909)

Net cash provided by operating activities	1,263	2,537

Cash flows from investing activities
Capital expenditures	(2,409)	(662)
Acquisition of businesses	(2,685)	(5)
Other investing activities, net	497	—

Net cash used in investing activities	(4,597)	(667)

Cash flows from financing activities
Dividends paid	(1,262)	(993)
Purchase of treasury stock	(361)	(113)
Long-term debt principal payments	(18)	(18)
Other financing activities, net	(10)	94

Net cash used in financing activities	(1,651)	(1,030)

Effect of exchange rate changes on cash	14	—

Net increase (decrease) in cash and cash equivalents	(4,971)	840
Cash and cash equivalents at beginning of period	6,619	14,442

Cash and cash equivalents at end of period	1,648	15,282
Short-term investments	2,500	4,000

Cash, cash equivalents and short-term investments	$4,148	$19,282